Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS DECREASE IN FIRST QUARTER NET EARNINGS
DESPITE 40% INCREASE IN NET DIRECT FINANCE AND INTEREST INCOME

IRVINE, CALIFORNIA, October 26, 2006 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $2.0 million for the first quarter ended September 30, 2006, a 16% decrease from $2.4 million earned during the first quarter of fiscal 2006. Diluted earnings per share for the first quarter of $0.18 per share were 17% below the $0.21 per share in the first quarter of the prior year.

For the first quarter ended September 30, 2006, total direct finance and interest income increased 38% to $6.0 million, compared to $4.3 million for the first quarter of fiscal 2006. This increase was primarily due to a 15% increase in the average investment in capital leases, plus a significant improvement in yields earned on the portfolio as well as on cash and investments. The average yield on leases held in the Company's own portfolio increased 161 basis points to 10.3%, while the average yield on cash and investments increased 116 basis points to 3.9%. Net direct finance and interest income increased by $1.4 million, or 40%, to $4.8 million as a lower provision for lease losses helped offset a $630,000 increase in interest expense paid on deposits. The 137% increase in interest expense reflected a 67% increase in average balance of bank deposits and a 137 basis point increase in the average rate paid to 4.6%.

Other income decreased 49% to $2.2 million from $4.3 million earned during for the first quarter of fiscal 2006. The significant decline was due almost entirely to lower gains earned from sales of leased property. This reflected a 60% decrease in the investment in leases coming to end of term during the period, which was compounded by the early buyout of four leases during the first quarter of last year which contributed to the higher than expected income from sales of leased property during that quarter. As a result of the foregoing, gross profit of $7.0 million for the first quarter of fiscal 2007 decreased 10% from $7.8 million earned during for the first quarter of the prior year.

During the first quarter of fiscal 2007, CalFirst Bancorp's reported S,G&A expenses decreased by 3% to $3.7 million, compared to $3.9 million during for the first quarter of fiscal 2006. The small decline is primarily due to containment of costs related to the sales organization.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "Our first quarter results demonstrate the earnings potential from the development of our lease portfolio, and the benefits of a higher rate environment that yields greater income from our investments. While the lower volume of maturing leases resulted in a significant decline in other income, we are pleased to see the strong growth in direct finance income resulting from our focus on putting our capital to work in leases. Leases booked during the quarter of $43 million were 11% greater than the volume booked during the first quarter of fiscal 2006. At September 30, 2006, property acquired for transactions in process of $39 million was 6% below the level at June 30, 2006, and compared to $42 million at September 30, 2005. Business development has been sluggish, and the volume of new lease originations approved during the quarter was significantly below the peak level achieved during the first quarter of the year before. As a result, the backlog of lease commitments at the end of the first quarter of fiscal

2007 is about 13% below last year’s level. During the first quarter, we committed resources toward the expansion of the sales organization, with the total organization at the end of the first quarter about 23% greater than at June 30, 2006. While such an expansion of the sales organization can have a temporary impact on productivity, we believe the expansion should contribute to growth in originations over the next twelve months.”

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include expectations regarding growth in direct finance income and lease originations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company’s actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2006 Annual Report on Form 10-K.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended September 30,
	2006	2005

Direct finance income	$ 5,464	$ 4,013
Interest and investment income	486	307
Total direct finance and interest income	5,950	4,320

Interest expense on deposits	1,087	458
Provision for lease losses	30	402

Net direct finance and interest income after provision for lease losses	4,833	3,460
Other income
Operating and sales-type lease income	931	916
Gain on sale of leases and leased property	1,108	3,266
Other fee income	156	156
Total other income	2,195	4,338

Gross Profit	7,028	7,798

Selling, general and administrative expenses	3,749	3,852

Earnings before income taxes	3,279	3,946

Income taxes	1,254	1,529

Net earnings	$ 2,025	$ 2,417

Basic earnings per share	$ 0.18	$ 0.22
Diluted earnings per share	$ 0.18	$ 0.21

Weighted average common shares outstanding	11,169	11,106
Diluted number of common shares outstanding	11,543	11,381

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	September 30, 2006	June 30, 2006
ASSETS
Cash and short term investments	$ 55,643	$ 40,747
Marketable securities	1,569	1,134
Net receivables	1,827	1,905
Property for transactions in process	39,045	41,680
Net investment in capital leases	215,910	213,956
Income tax receivable	3,081	4,744
Other assets	2,036	1,765
Discounted lease rentals assigned to lenders	8,084	8,424
	$327,195	$314,355
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 4,864	$ 3,263
Income taxes payable, including deferred income taxes	8,092	9,739
Deposits	100,957	89,166
Other liabilities	10,695	10,236
Non-recourse debt	8,084	8,424
Total liabilities	132,692	120,828
Stockholders' Equity	194,503	193,527
	$327,195	$314,355